Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Rose & Company

SpartanNashIR@roseandco.com

MEDIA CONTACT:

Adrienne Chance

SVP, Communications

press@spartannash.com

SpartanNash Declares Quarterly Cash Dividend

GRAND RAPIDS, Mich. – May 23, 2024 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today announced that on May 22, 2024, its Board of Directors approved a quarterly cash dividend of $0.2175 per common share. The dividend will be paid on June 28, 2024, to shareholders of record as of the close of business on June 14, 2024. As of May 21, 2024, there were 33,953,593 common shares outstanding.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,000 strong. SpartanNash operates two complementary business segments – food wholesale and grocery retail. Its global supply chain network serves wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products. On the retail side, SpartanNash operates 147 brick-and-mortar grocery stores, primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market, in addition to dozens of pharmacies and fuel centers. Leveraging insights and solutions across its segments, SpartanNash offers a full suite of support services for independent grocers. For more information, visit spartannash.com.

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